UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 8, 2021

CIM Real Estate Finance Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Commission file number 000-54939

Maryland		27-3148022
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
2398 East Camelback Road, 4th Floor
Phoenix,	Arizona	85016
(Address of principal executive offices)		(Zip Code)
	(602)	778-8700
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
None	None	None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
On October 8, 2021 (the “Closing Date”), CMFT RE Lending RF Sub DB, LLC (the “Seller”), an indirect wholly-owned subsidiary of CIM Real Estate Finance Trust, Inc. (the “Company”), entered into a Master Repurchase Agreement (the “Repurchase Agreement”) with Deutsche Bank AG, New York Branch (the “Buyer”), which provides the Seller up to $300.0 million of financing through the Buyer’s purchase of certain eligible assets from the Seller (including related future advances by the Seller). The Repurchase Agreement provides for a simultaneous agreement by the Buyer to re-sell back to the Seller, and by the Seller to repurchase, such assets at a certain future date or as otherwise required by the Repurchase Agreement. The proceeds from the Repurchase Agreement will be used to finance certain commercial real estate mortgage loans originated or acquired by the Company.
Advances under the Repurchase Agreement accrue interest at per annum rates based on the one-month London Interbank Offered Rate (or its equivalent or replacement), plus a spread designated by the Buyer in its sole discretion (“Price Differential”). The initial maturity date of the Repurchase Agreement is October 8, 2022, with four one-year extensions at the Seller’s option, which may be exercised upon the satisfaction of certain conditions set forth in the Repurchase Agreement.
In connection with the Repurchase Agreement, the Company (as the guarantor) entered into a guaranty with the Buyer (the “Guaranty”), under which the Company agreed to guarantee the Seller’s obligations under the Repurchase Agreement. Subject to certain exceptions, the maximum aggregate liability under the Guaranty will not exceed 25% of the then aggregate repurchase price of all purchased assets.
Pursuant to the Repurchase Agreement, the initial purchase price for an asset is the product of the purchase percentage designated by the Buyer in its sole discretion and the market value of the purchased asset. The repurchase price of a purchased asset is equal to the sum of (i) the outstanding purchase price of such purchased asset as of such date, and (ii) the accrued and unpaid Price Differential of such purchased asset.
The Repurchase Agreement and the Guaranty contain representations, warranties, covenants, conditions precedent to funding, events of default and indemnities that are customary for agreements of these types. In addition, the Guaranty requires the Company to maintain certain financial covenants, including (i) minimum liquidity of not less than the lower of (a) $50.0 million and (b) the greater of (A) $10.0 million and (B) 5% of the Company’s recourse indebtedness, as defined in the Guaranty; (ii) minimum tangible net worth greater than or equal to $1.0 billion plus (a) 75% of the equity issued by the Company following the Closing Date minus (b) the aggregate amount of any redemptions or similar transaction by the Company from the Closing Date; (iii) minimum interest coverage ratio of EBITDA to interest expense equal to or greater than 1.40; and (iv) maximum leverage ratio of total indebtedness to total equity less than or equal to 4.00 to 1.00.
The foregoing summary of the Repurchase Agreement and the Guaranty does not purport to be a complete description and is qualified in its entirety by the full text of the Repurchase Agreement and the Guaranty, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03 in its entirety.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Master Repurchase Agreement, dated October 8, 2021, by and between CMFT RE Lending RF Sub DB, LLC and Deutsche Bank AG, New York Branch.
10.2	Guaranty, dated as of October 8, 2021, by CIM Real Estate Finance Trust, Inc. for the benefit of Deutsche Bank AG, New York Branch.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 14, 2021	CIM REAL ESTATE FINANCE TRUST, INC.
	By:	/s/ Nathan D. DeBacker
	Name:	Nathan D. DeBacker
	Title:	Chief Financial Officer and Treasurer
(Principal Financial Officer)